STRATEGIC ALLIANCE AGREEMENT

This STRATEGIC ALLIANCE AGREEMENT (the “Agreement”) is entered into as of March 18, 2010 (the “Effective Date”), between AURA SYSTEMS INC., a Delaware Corporation (“Aura”) and ZANOTTI EAST INC., a Massachusetts Corporation (“Zanotti”).

WHEREAS, Aura has invented, manufactures and distributes a unique, integrated electromagnetic mobile power generation system capable of delivering on-demand both AC and DC power for numerous end-uses, including without limitation, all-electric transport refrigeration (the “AuraGen”);

WHEREAS, the AuraGen is the subject of substantial proprietary information, including but not limited to patents, trademarks, trade secrets, know-how, and confidential information owned by Aura;

WHEREAS, Zanotti is a world-wide leading manufacturer and distributor of transport refrigeration systems and is desirous of expanding its market share within the United States, and

WHEREAS, Zanotti and Aura are desirous of incorporating the AuraGen power system with various Zanotti transport refrigeration systems to be sold by Aura to end-users in the United States as an integrated all-electric transport refrigeration solution;

NOW, THEREFORE, in consideration of their mutual covenants and obligations contained herein, and the mutual benefits to be derived herefrom, Aura and Zanotti (collectively the “Parties”), intending to be legally bound, do hereby covenant and agree as follows:

Article 1:
Definitions

1.1           The term “AETRU System” means an integrated all-electric vehicle refrigeration system comprising of Product as the refrigeration mechanism and the AuraGen as the power-supply.

1.2           The term “Confidential Information” means all know-how, formulations, recipes, specifications, catalogs, books, price books, maintenance, parts and service manuals, data sheets, sales, service and technical bulletins, customer lists, sales and marketing programs, price lists, cost data, sales aids, such as filmstrips and recordings, and all other publications and information, whether or not reduced to writing, relating to the formulation, manufacture, use, marketing and sale of the AuraGen and/or the Products, as well as any other information which may be divulged by one party under this Agreement to the other in the course of its performance of this Agreement, which is marked as Confidential or which is disclosed under circumstances that reasonably place the recipient on notice of the confidentiality of the information.  Confidential Information does not, however, include any information which the recipient can establish (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the discloser; (ii) becomes publicly known and made generally available after disclosure by the discloser to recipient through no fault or breach of recipient; (iii) is already in the possession of recipient without restriction on use or disclosure at the time of disclosure by discloser as shown by recipient’s files and records prior to the time of the disclosure; (iv) is obtained by recipient lawfully and without restriction on use or disclosure from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by recipient without use of or reference to discloser’s Confidential Information, as shown by recipient’s files and records.

1.3           The term “Field of Use” means exclusively transport refrigeration systems for vehicles and trailers.

1.4           The term “Products” means collectively those transport refrigeration systems listed in Exhibit B attached hereto, as well as any future modifications, enhancements or improvements thereto.

1.5           The term “Proprietary Rights” means all Technology, Trademarks, data, inventions, information (including, without limitation, Confidential Information), processes, know-how, trade secrets, sketches, prototypes, notebooks, papers, drawings, formulae (including copies or extracts thereof) and similar intellectual property rights which the respective parties have or may hereafter develop and which are necessary or useful for the development, manufacture, or sale of the AuraGen, the Products, or any components of the Products and/or AuraGen. Further, Proprietary Rights shall include all analyses, specifications, proposals, reports or other information, data or documents (whether in raw, preliminary or final form) and all inventions, discoveries, modifications and improvements, whether or not patentable, which: (a) are concerned in some manner with, but not directed to the AuraGen, the Products or any components thereof; or (b) pertain to processes, procedures, methods, and the like manufacturing, assembling or servicing of the AuraGen or Products.

1.6           The term “Technology” means all patent rights concerning each and every patent, whether U.S. or foreign, owned by or licensed to Company and any associated Aura Proprietary Rights appurtenant thereto which are necessary, used or useful to develop, manufacture, or sell the Products or any of the components of the Products. Aura Technology shall further mean any future modifications, enhancements or improvements to the technology embodied in the patents owned or licensed by Company, the Products, or the Aura Proprietary Rights.

1.7           The term “Territory” means exclusively the United States of America and Canada.

1.8           The term “Trademarks” means all those trademarks, service marks, designs, logos, slogans and trade names belonging or licensed to Aura and/or Zanotti, worldwide.

Article 2
Grant of Rights

2.1           Appointment. Pursuant to the terms and conditions set forth in this Agreement, Aura appoints Zanotti as its exclusive supplier of the Products within the Territory and Field of Use and Zanotti hereby accepts such appointment. In order to maintain the exclusivity granted hereunder, Zanotti shall provide Aura with orders for a minimum of (i) one thousand (1,000) AETRU Systems during the first twenty-four (24) months of this Agreement and (ii) seven hundred and fifty (750) AETRU Systems per year thereafter for so long as this Agreement remains in effect (the “Minimum Order”). In the event that Zanotti fails to secure purchases amounting to the Minimum Order for any particular period, the exclusive supplier rights granted pursuant to this Article 2 shall become non-exclusive commencing immediately following such period in which the Minimum Order was not achieved and Aura shall have full discretion to purchase or otherwise obtain Product from sources other than Zanotti. Aura shall serve as seller for all orders for AETRU Systems (whether such orders are provided by Zanotti or otherwise) and shall directly invoice all buyers and collect the purchase price for all AETRU Systems sold.

Article 3
Terms and Conditions

3.1           Ordering of Products. Within thirty (30) days from the Effective Date hereof, Zanotti shall deliver to Aura a minimum total of twelve (12) Products to be delivered to Aura’s facilities McDonough, Georgia, of such type as mutually agreed by the Parties (the “Initial Order”). All purchases and delivery of Products shall be made pursuant to separate individual purchase orders issued by Aura to Zanotti consistent with the terms of this Agreement. If any term of a purchase order is inconsistent with this Agreement, then this Agreement shall govern to the extent of any such inconsistency. Except with respect to the Initial Order, Aura shall place all purchase orders for Products at least forty-five (45) days prior to the requested delivery date.

3.2           Warehousing. Zanotti hereby agrees that Aura may, at any given time, store up to two (2) AuraGen systems in such Zanotti facilities as Aura may designate from time to time. Zanotti shall not charge Aura any fee or cost in connection with such warehousing. Zanotti shall not acquire any interest in or right to any property warehoused pursuant to this Section 3.2 by virtue of such warehousing and such property shall remain the sole and exclusive property of Aura (or its respective owner) at all times. It is expressly understood and agreed by the Parties that Zanotti shall incur no liability for any property stored in its facilities pursuant to this Section 3.2 (including without limitation risk of loss, theft or damage) and that all risk of loss and/or damage with respect to any such warehoused property shall belong solely to Aura. Aura shall have full access to all AuraGen systems and/or other Aura equipment warehoused in any Zanotti facilities during normal business hours and at all other reasonable times.

3.3           Pricing. Throughout the first consecutive twelve (12) months of this Agreement, all Products shall be sold to Aura by Zanotti at those prices as listed in Exhibit B, attached hereto. Prior to each twelfth month anniversary of the Effective Date of this Agreement, the Parties shall jointly reevaluate the Product price list and shall mutually agree as to prices for the upcoming twelve-month period. In accordance with Section 3.6 below, at no time shall any Product price exceed the lowest price for which Zanotti sells such Product (or substantial equivalent thereof) in similar quantities to any third party. Notwithstanding anything to the contrary contained in any applicable provision herein, Zanotti shall be permitted to adjust the price of the Products prior to each twelfth month anniversary of the Effective Date to reflect any actual fluctuation in the Consumer Price Index (CPI) during the prior twelve-month period. In the event that the final price of any Product to be sold to Aura by Zanotti pursuant to this Agreement upto, equal or exceeds 150% of the final price of any substantially-similar third part produc, Aura shall notify Zanotti of this lower price and provide Zanotti with the opportunity to match such price with respect to such Product. If, within five (5) business days of receipt of such notice from Aura, Zanotti does not agree to match such price, the exclusive supplier rights granted pursuant to

Article 2 above shall, upon Aura’s sole election, immediately become non-exclusive with respect to such specific Product to which the lower price applies and Aura shall have full discretion to purchase or otherwise obtain such Product from sources other than Zanotti.

3.4           Payment. Aura shall remit payment to Zanotti for the invoiced price of any given Product within the earlier of: (i) fifteen (15) business days following Aura’s receipt and acceptance of payment from its customer for such AETRU System into which such Product is incorporated; or (ii) forty-five (45) calendar days from the date of Aura’s shipment to a customer of such AETRU System into which such Product is incorporated. Aura shall have no obligation to remit payment for any Product before fifteen (15) days following sale to a third-party of such Product nor shall Aura have any obligation to remit payment for any Product not sold by Aura.

3.5           Shipment, Delivery and Risk of Loss. Unless otherwise specifically agreed by the Parties, all Products delivered to Aura from Zanotti pursuant to this Agreement shall be F.C.A., Aura’s designated facility. From time to time, the parties may enter into other shipping arrangements. However, no shipping arrangements shall affect or alter in any way the provisions of this Section with respect to transfer of title, responsibility of safe carriage and risk of loss.

(a)	Deliveries may be made in partial shipments. With respect to all deliveries (partial or otherwise) Zanotti shall invoice each Product separately.

(b)
Title and risk of loss shall pass to Aura at the time the Products are tendered by Zanotti to the initial carrier and Aura alone shall be responsible for all freight, customs duties, insurance or other shipping costs.

(c)
In the absence of specific instructions from Aura, Zanotti shall select a reasonable carrier but shall not thereby assume any liability in connection with shipment, nor shall the carrier be construed to be the agent of Zanotti.

3.6           Most Favored Nation. During the term of this Agreement, Zanotti agrees that Aura shall be allowed the full benefit of any and all lower prices and/or any more favorable terms and/or conditions (“MFN” Terms) contained in any other agreement entered into by Zanotti for the sale of any product substantially similar to the Product in the same or lesser quantities described in this Agreement to third parties. Zanotti shall notify Aura in writing of any such MFN Terms within fifteen (15) calendar days after agreeing thereto, and shall make the MFN Terms available to Aura as of the effective date of such agreement and thereafter for the greater of (i) three (3) months or (ii) such time that the MFN Terms remain in effect.

3.7           End-User Warranty. At all times during the Term of this Agreement, Zanotti shall warrant the Products to purchasers of AETRU Systems in accordance with the terms of its standard warranty attached hereto as Exhibit “A” (“End User Warranty”), as such End User Warranty may be modified from time to time by Zanotti, provided however that at no time shall such End User Warranty provide for a warranty coverage period of less than thirty-six (36) months from the time of purchase by the initial end-user. A copy of the End User Warranty shall be included as part of the packaging included with all Product delivered to Aura and Aura shall distribute each Product with all warranty cards, a copy of the End User Warranty and all other packaging materials intact. Additionally, Zanotti shall offer to end-users the option to purchase extended warranty coverage for an additional twenty-four (24) months – making the total warranty period sixty (60) months.

Article 4
Additional Obligations

4.1           Compliance with Law. Each party shall at all times comply with the provisions of all applicable laws and the rules and regulations thereunder, and refrain from engaging in any illegal, unfair or deceptive trade practices or unethical business practices whatsoever with respect to the promotion and sale or service of Products.

4.2           Recalls. Zanotti shall maintain records of all Products sold by Zanotti and shall immediately alert Aura in the event that Zanotti becomes aware of any defect in or hazard posed by any Product.  If Aura, any governmental agency or other proper authority issues a product recall or product advisory of any of the Products, Zanotti agrees to cooperate with Aura (i) in contacting purchasers during the course of any such product advisories, recalls and complaints, (ii) in communicating to such purchasers such information or instructions as Aura may reasonably desire be transmitted to such purchasers, (iii) in obtaining the removal of all such recalled Products from customers and (iv) in disposing of such recalled Product as Aura so directs.  Aura agrees to reimburse Zanotti for all costs and expenses incurred by Zanotti in connection with such Product advisories, recalls and complaints, unless such advisory, recall or complaint is due to the fault or negligence of Zanotti, its representatives or affiliates.

4.3           Press Releases. In the event any party desires to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as way be required by applicable law, including applicable securities laws or stock exchange regulations, and except for communications to such party’s employees and professional advisors.

4.4           Joint Training. Zanotti and Aura shall jointly schedule periodic training sessions at mutually agreed reasonable intervals with respect to installation and maintenance of the AETRU Systems, which Aura and Zanotti shall make available to AETRU System dealers and service providers. Zanotti and Aura shall each bear all living and travel expenses associated with their respective personnel during such training sessions but shall split equally all other costs associated with such training sessions such as, without limitation, facility or equipment rentals – such costs to be mutually agreed to in advance by the Parties. Upon mutual agreement by the Parties, AETRU System dealers and service providers may be charged attendance or other fees in connection with training and/or certification, provided however, that in the event that any such fees are assessed, such fees shall be divided equally among the Parties.

4.5           Joint Sales and Marketing Plan. Within thirty (30) days following the Effective Date of this Agreement, Aura and Zanotti shall develop both a joint marketing plan and a joint sales plan for cooperative worldwide marketing and sales of AETRU Systems. Any such agreement reached between Zanotti and Aura regarding such worldwide sales and marketing shall prohibit competition among Zanotti and Aura with regard to AETRU Systems and shall be memorized in a separate agreement between the Parties.

4.6           Confidentiality. Each party shall hold all Confidential Information in strict confidence and will in no way disclose or provide such Confidential Information to any person or entity, except (i) with the prior written approval of the owner of such Confidential Information or (ii) as expressly permitted under this Agreement. Each party shall take all necessary measures to prevent such disclosure by its present and future employees, officers, agents, subsidiaries, dealers or consultants during the term of this Agreement and thereafter.  Each party shall give prompt notice to the other party of any unauthorized disclosure or use of Confidential Information and must cooperate fully with such other party in remedying each unauthorized use or disclosure. Neither receipt of notice of disclosure under this Section 4.6 nor any action taken by the owner of the improperly disclosed Confidential Information to assist in rectifying an unauthorized disclosure or use of Confidential Information shall constitute a waiver by such party of any breach by the disclosing party of this Article 4. The Parties each expressly acknowledge that all Confidential Information shall remain the sole property of the respective owning party and that all documents and other tangible media that embody any such Confidential Information must be, at such owning party’s option, either promptly returned or destroyed, except as otherwise may be required from time to time by applicable law. Confidential Information in documentary or other tangible form, and all copies of it, must be returned promptly to the owning party upon termination of this Agreement or, as applicable, upon earlier expiration of a party’s rights thereto in accordance with this Agreement. Each party further acknowledges and agrees that because: (i) an award of money damages in inadequate to compensate a party for any breach of this Article 4; and (ii) any breach of this Article 4 will causes irreparable harm, if there is a breach or threatened breach of this Article 4 by either party, the non-breaching party shall be entitled to equitable relief, including injunctive relief and specific performance, without proof of actual damages. The covenants and agreements contained herein with respect to any Confidential Information deemed a trade secret under applicable law shall continue until the information ceases to be a trade secret under applicable law. The obligations with respect to all other Confidential Information shall continue for a period of five (5) years following termination of this Agreement.

Article 5
Representations and Warranties

5.1           Representations and Warranties by Aura:

Aura represents and warrants to Zanotti that, as of the date of this Agreement:

(a)
Power and Authority: Aura has the corporate power and authority to enter into and to carry out the terms and provisions of this Agreement; and this Agreement is the legal, valid and binding obligation of Aura and is enforceable against Aura in accordance with its terms.

(b)           No Conflicting Agreement: Aura has not granted to any person other than Zanotti any right, title or interest or entered into any agreement which is in conflict with or inconsistent with any of the terms or conditions of this Agreement.

(c)	Litigation: There are no actions or proceedings pending, or to Aura’s knowledge, threatened, which would prevent or make unlawful the consummation of the transactions contemplated by this Agreement.

(d)	Infringement: Aura has no actual knowledge, that the AuraGen System or, as assembled the AETRU System conflicts with, violate or infringe any rights of any third party.

5.2          Representations and Warranties by Zanotti:

Zanotti represents and warrants to Aura that, as of the date of this Agreement:

(a)
Power and Authority: Zanotti has the corporate power an authority to enter into and to carry the terms and provisions of this Agreement; and this Agreement is the legal, valid and binding obligation of Zanotti and is enforceable against Zanotti in accordance with its terms.

(b)
No Conflicting Agreements: The execution, delivery and performance of this Agreement by Zanotti will not conflict with or violate any agreements or understandings to which Zanotti is a party or by which it may be bound.

(c)
Litigation: There are no actions or proceedings pending, or to Zanotti’s knowledge, threatened, which would prevent or make unlawful the consummation of the transactions contemplated by this Agreement.

(d)	Infringement: Zanotti has no actual knowledge, that any Product conflicts with, violates or infringes any rights of any third party.

Article 6
Intellectual Property

6.1           During the Term of this Agreement and subject to its provisions, Aura grants to Zanotti a limited, non-exclusive license to use Aura’s Trademarks to identify and promote the sale of the AETRU System within the Field of Use in the Territory and Zanotti grants to Aura a limited, non-exclusive license to use Zanotti’s Trademarks to identify and promote the Products used in conjunction with the AETRU System within the Field of Use in the Territory. Zanotti may not use Trademarks belonging or licenses to Aura in connection with the sale or promotion of any goods, services, products, equipment or process other than the Products within the Field of Use in the Territory. Aura may not use Trademarks belonging or licensed to Zanotti in connection with the sale or promotion of any goods, services, products, equipment or process other than the Products within the Field of Use in the Territory.   Upon termination of this Agreement, Zanotti and Aura shall each promptly cease using any trademarks belonging to the other Party.

6.2           Trademark Markings. The Parties agree that each AETRU System shall prominently bear appropriate Aura and Zanotti Trademarks and shall clearly indicate the respective Parties’ ownership of such Trademarks. The Parties further agree to take all reasonably required action in connection with trademark marking or the giving of such other notices as provided for under United States or applicable foreign trademark laws. Neither Party shall remove or deface any Trademark belonging to the other Party without such Party’s prior written authorization.
6.3           Trademark Ownership. Zanotti acknowledges and agrees that Aura is the sole and exclusive owner of the Aura Trademarks. Aura likewise acknowledges and agrees that Zanotti s.p.a is the sole and exclusive owner of the Zanotti Trademarks. As such, neither Party shall at any time acquire any rights in the other Party’s trademarks by virtue of its use thereof. Further, nothing contained in this Agreement shall be construed as an assignment or grant by either party of any right, title or interest in or to such party’s Trademarks, it being understood that all rights relating thereto (except for the licenses granted hereunder for the right to use and utilize the Parties’ Trademarks as expressly provided herein) are reserved by the respective Parties. Further, the Parties agree that at no time shall either of them use any Trademark, mark or name confusingly similar to a Trademark, mark or name owned by or licensed to the other party, in any manner without the prior written approval of the other party. Each party each agrees that it will not knowingly do anything inconsistent with the other party’s ownership of such party’s intellectual property, including without limitation, questioning the validity of that party’s Trademarks or registering or attempting to register the other party’s Trademarks in its own name or that of any other firm, person or corporation.

6.4           Patent Markings. Each party shall each do everything reasonably required of it by the other party in connection with patent marking or the giving of such other notices as provided for under United States or applicable foreign patent laws.

6.5           Protection of Intellectual Property. Each party agrees to take such actions as the other party may reasonably require for the protection of such other party’s proprietary interest in its Trademarks, Technology, and all other Proprietary Rights. Each Party shall cooperate fully and in good faith with the other party for the purpose of preserving such other party’s rights in and to the its Trademarks, Technology and all other Proprietary Rights. Each party agrees to promptly notify the other party in writing of any uses, which may be infringements of the trademarks, technology or other proprietary rights which come to its attention. In the event of infringement of a party’s Trademarks, Technology, and other Proprietary Right, such party alone shall have the sole right to determine whether or not any action shall be taken on account of any such infringement(s).

Article 7
Term and Termiantion

7.1           Term. This Agreement shall be for a period of five (5) years commencing upon the Effective Date hereof unless sooner terminated in accordance with this Agreement (the “Initial Term”). Unless terminated prior to the natural expiration of the Initial Term, upon the expiry of the Initial Term this Agreement shall automatically renew for successive terms of the same duration, unless either party gives written notice to the other of such party’s desire not to renew not less than ninety (90) days prior to the date of the expiration of the Initial Term or any successive term thereafter. For purposes of this Agreement, “Term” shall mean collectively the Initial Term as well as any successive renewal or extension thereof.

7.2           Termination. Notwithstanding Section 7.1 above, this Agreement may be terminated upon the occurrence of any of the following events:

(a)
At the election of either party, in writing, if: (i) all or substantially all of the assets of the non-terminating party are transferred, sold or liquidated; (ii) the non-terminating party is dissolved; (iii) the non-terminating party is adjudged a bankrupt or becomes insolvent; (iv) the non-terminating party enters into an assignment or other arrangement for the benefit of its creditors; or (v) the ownership or operations of the non-terminating party have materially changed;

(b)
By Aura, in writing in the event that Zanotti fails to meet the minimum purchase requirements as described in Article 3 above, provided, however, that such default has not been remedied by Zanotti within sixty (60) days after receipt of written notice thereof from Aura;

(c)	By either party, if an event of force majeure continues for more than three (3) months as provided in Article 8 below;

(d)	By either party hereto upon sixty (60) days prior written notice to the other party hereto; or

(e)
By the non-defaulting party, (i) upon any default by the other party in the performance of any of its material obligations under this Agreement, if such default has not been remedied within thirty (30) days after receipt of written notice thereof from the non-defaulting party; or (ii) if any representation or warranty of either party herein proves to be incorrect in any material respect.

7.3           Rights and Obligations upon Termination. Upon termination of this Agreement for whatever reason whatsoever, the Parties shall have the following rights and obligations:

(a)	Neither party shall be discharged for any antecedent obligations or liabilities to the other party under this Agreement, unless otherwise agreed in writing;

(b)
Aura shall have the right but not the obligation to purchase any or all Products then in Aura’s possession at the invoiced price(s). In the event that Aura does not elect to purchase said Products, Aura, at its cost, shall return all such non-purchased Products to Zanotti.

(c)
For a period of not less than two (2) years after the date of termination, each party shall maintain, and make available to the other party upon its request, for inspection and copying all books and records that pertain to performance of and compliance with obligations, warranties and representations under this Agreement.

7.4           Effect of Termination. On and after termination of this Agreement, whether pursuant to the provisions of Section 7.3 of otherwise:

(a)	The Parties shall immediately cease all advertising and sale of the AETRU System although Aura may fill any orders received before the date of termination, subject to the provisions hereto;

(b)
NEITHER PARTY SHALL NOT BE LIABLE TO THE OTHER FOR ANY DAMAGES, LOSSES OR EXPENSES RESULTING FROM ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT ARISING FROM ANY CLAIMS ASSERTED WHICH ARE BASED UPON LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED ORDERS, OR ON ACCOUNT OF ANY EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE BY SUCH PARTY;

(c)
All rights granted to either party hereunder shall forthwith and without further act or instrument, be assigned and revert to the original party. In addition, each party will execute any instruments requested by the other which are necessary to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein

Article 8
General Provisions

8.1           Entire Agreement. This Agreement, including any Exhibits hereto, represents the entire agreement between the Parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. This Agreement may be modified, amended, rescinded, cancelled or waived, in whole or in part, only by written instrument signed by all of the Parties hereto.

8.2           Notice. All notices under this Agreement shall be in English and shall be in writing and given by airmail, certified or registered, postage prepaid, return receipt requested, cable, telex or facsimile, promptly confirmed by airmail, addressed to the parties at the addresses immediately below their respective signatures hereto, or to such other address of which either party may advise the other in writing. Any notice given by airmail shall be deemed received by the addressee three (3) business days from the date of mailing. All other forms of notice will be deemed given when sent.

8.3           Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay in the performance (either in whole or in part) of any obligation under this Agreement (other than the payment of money) where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party (an “Event of Force Majeure”).  Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war, terrorism or civil disturbance, strikes or other labor unrests, embargoes, shortage or failure in supply of raw materials from the then contemplated sources of supply and no other source or supply can be located or obtained with commercially reasonable diligence and effort, and other governmental actions or regulations which would prohibit either party from ordering or furnishing Products or from performing any other aspects of the obligations hereunder. Within ten (10) days from the date of commencement of an Event of Force Majeure, the party affected by such an event shall advise the other party (the “Other Party”) of the date when such delay in performance commenced, and the reasons therefore as enumerated in this Agreement; likewise, within ten (10) days after the delay ends, the party affected by such an Event of Force Majeure shall advise the Other Party of the date when such delay ended, and shall also specify the redetermined time by which the performance of the obligation hereunder is to be completed.  In the event that the Event of Force Mejeure continues for a period of sixty (60) days then the Other Party shall have the right to elect to terminate this Agreement upon ten (10) days notice to the party affected by such an event.

8.4           Severability. In the event any one or more of the provisions contained in this Agreement are deemed illegal or unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable. In the event that any act, regulation, directive, or law of a government having jurisdiction and respect of this Agreement, including its departments, agencies or courts, should make it impossible or prohibit, restrain, modify or eliminate any act or obligation of either party under this Agreement, the non-affected party shall have the right, at its option, to suspend this Agreement or the parties may, at their mutual agreement, make such modifications therein as may be necessary.

8.5           Assignment. Except as expressly provided for herein, neither party may assign or otherwise transfer any of its rights or obligations under this Agreement without the other party’s prior written approval and any such assignment or transfer shall be void.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

8.6           Applicable Law. This Agreement is deemed made and entered into in the State of California and shall be construed, enforced and performed in accordance with the laws of the State of California, without reference, to choice of law.  THE RIGHTS AND OBLIGATIONS OF THE PARTIES IN CONNECTION WITH THIS AGREEMENT AND ANY PURCHASE OF THE PRODUCTS SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

8.7           Dispute Resolution. Any and all disputes of whatever nature, arising between the Parties of this Agreement or the underlying business relationship, including termination thereof and statutory claims, and which are not resolved between the parties themselves, shall be submitted to binding and final arbitration to be conducted in English, in Los Angeles, California, before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association for Complex Commercial Cases in effect as of the date of this Agreement.  Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof. In the event of any proceeding in arbitration between the Parties arising in any manner out of this Agreement or the asserted breach thereof, the prevailing party shall recover court costs or costs of arbitration, as appropriate, and reasonable attorneys' fees.

8.8           Waiver. The waiver or excuse by either party hereto as to any breach, default or deficiency and the performance by the other party of any duty or obligation by the other party to be performed hereunder shall not constitute or be deemed a continuing waiver or excuse of the same or any other duty or obligation owed by the other.

8.9           Interpretation. In the event any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or that party’s counsel.  Reference to “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

8.10           Captions. Captions of sections of this Agreement are included for reference only, shall not be construed as part of this Agreement and shall not be used to define, limit, extend or interpret the terms hereof.

8.11           Currency. Unless otherwise agreed by the parties in writing, all payments required to be made under this Agreement shall be made in United States Dollars via cash, check, wire transfer, or other immediately available funds. The remitting party shall pay at its own expense all charges and expenses associated with the other party’s receipt of such payment, including but not limited to credit card transaction fees.

8.12           Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every right and remedy hereunder is cumulative with each and every other right and remedy herein or in any other agreement between the parties or under applicable law.

8.13           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

8.14           No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES, HOWEVER CAUSED.

8.15           Successors. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

8.16           No Joint Venture. Nothing contained herein shall be construed to deem the Parties in the relationship of partners or joint venturers, and no party hereto shall have any power to obligate any other party hereto in any manner whatsoever, except as expressly provided for herein.

8.17           Indemnity. Zanotti agrees to indemnify, defend and hold Aura, including its employees, agents and affiliates, harmless from and against any and all payments, damages, demands, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney’s fees and costs), which arise out of, result from or are related to: (i) any breach by Zanotti of any provision contained in this Agreement, including without limitation any obligation, representation, warranty or covenant herein; (ii) any occupational injury or illness sustained by any employee or agent of Zanotti to the extent claims are made against, or held to be payable by

Aura; (iii) any applicable sales or other taxes due from or on behalf of Zanotti regardless of whether such taxes must be collected by Aura on behalf of the taxing authority and regardless of whether Zanotti shall challenge the assessment or amount of such taxes (iv) any negligent or willful act or omission or violation of any contractual arrangement of Zanotti or any of Zanotti’s affiliates, officers, directors, agents or employees of each, in connection with its or their performance relating to this Agreement; or (v) Zanotti’s agreements, if any, with any other third parties.
Aura agrees to indemnify, defend and hold Zanotti, including its employees, agents and affiliates, harmless from and against any and all payments, damages, demands, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney’s fees and costs), which arise out of, result from or are related to the breach by Aura of any representation, warranty or covenant contained in this Agreement.
Either party seeking indemnification under this Agreement (the “Indemnified Party”) shall give notice to the party required to provide indemnification hereunder (the “Indemnifying Party”) promptly after the Indemnified Party has actual knowledge of any claim as to which indemnity may be sought hereunder, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume the defense of any claim or litigation resulting thereform; provided that: (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may participate in such defense, but only at the Indemnified Party’s own cost and expense; and (iii) the omission by the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that such omissions results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is damaged as a result of such failure to give notice. The Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or administration order or enter into any settlement that (i) could affect the intellectual property rights or other business interests of the Indemnified Party or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release form all liability with respect to such claim or litigation.
In the event that the Indemnified Party shall reasonably and in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by these Indemnifying Party might be expected to affect adversely the Indemnified Party’s intellectual property rights or ability to conduct future business, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or lawsuit relating to any such claim at the sole cost and expense of the Indemnifying Party.
In the event that the Indemnifying Party does not accept the defense of any matter as provided herein, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion.
The provisions of this Section 8.17 shall survive the expiration or sooner termination of this Agreement.

8.18           Insurance. Both Parties will each have and maintain in full force and effect during the Term of this Agreement (including any post-termination period for which indemnification obligations continue), all product liability and other insurance reasonably necessary to cover such party’s anticipated indemnification obligation and other risk of loss for which it may be liable under this Agreement. All such insurance coverages shall be occurrence based and not claims made.  Such policy or policies will (a) have aggregate limits of liability of not less than $1,000,000 with respect to any incident or occurrence and of not less than $2,000,000 in the aggregate; (b) name both Zanotti and Aura as insured parties; and (c) provide that such policy may not be canceled except upon not less than 30 days’ written notice to both Zanotti and Aura. Each party will provide such evidence of the effectiveness of such insurance to the other party as may be reasonably requested.

[signature page to follow]

IN WITNESS WHEREOF, Aura and Zanotti have caused this instrument to be executed by their duly authorized employees, as of the day and year first above written.

AURA SYSTEMS, INC.                                                                                     ZANOTTI USA
A Delaware Corporation                                                                                     A Massachusetts Corporation

By:                                                                                     By:

_____________________________                                                                                                _____________________________
Melvin Gagerman                                                                                     Zoltan Lemperth
CEO                                                                                     [title]

_____________________________
Greg Demetri
[title]

_____________________________
Scott Demetri
[title]

_____________________________
Michael Driscoll
[title]

EXHIBIT “A”

Warranty Statement

Every Zanotti All Electric (AETRU) unit in North America is covered by a Three Year Limited Warranty.  The coverage provided on the (AETRU) series is for the Major Components.  The warranty does not include maintenance items or consumables.  The Major Components covered are as follows:  Compressor, Compressor Internal Parts, Electrical motor, Condenser Coil, Evaporator Coil, Radiator Coil, Three Way Valve (3 years or 2500 hours).

The period of Warranty starts on the date of in-service (within 10 days of installation) and runs for a consecutive period.  For any Unit to carry a valid Warranty, the unit has to be registered on-line to ZanottiEast (Zanotti), within 10 days of installation.  Proof of Sale may be requested at any time.  Should a New Unit be placed on Consignment or in a Demo Unit, the Dealer must notify Zanotti immediately of the Unit Model and Serial Number, as well as the conditions of the specific situation.  When the unit sale is completed, the Dealer must again notify Zanotti in order that the in-service date be registered.  Failure to follow this procedure will result in a voided warranty.  All Warranty Claim MUST be filed on-line, to Zanotti within 7 days of the work having been performed.  Zanotti covers the Parts for the unit repairs during the Warranty period.  Please refer to Warranty Procedures for details.  The Warranty covers any part which fails during the normal use for which the part was intended, excluding regular maintenance items such as, but not limited to fuel, filters, fuel filter elements, grease, oil, lubricants and/or cleaning supplies, brushes, belts and all regular maintenance items.

All Warranty Repairs must be performed using Zanotti Genuine Parts.  Any/All non Genuine parts MUST be pre-approved and confirmed by written notice.

The Warranty is Limited to the SPECIFIC Unit.  The Warranty excludes transportation to and from the Dealer’s facilities to affect the repairs.  Zanotti will consider for Warranty only repairs performed AT and BY Authorized Zanotti Dealer Locations within the United States and Canada.

Zanotti
121 Ballard Street
Saugus (Boston), MA  01906
(888) 301-4494  Fax: (781) 941-2600
(781) 941-2500
sales@zanottieast.com  www.zanottieast.com

Zanotti offers this Warranty to the Original Owner of the equipment only and does not apply to any equipment which has been exposed to physical damage, misuse or neglect or has been operated contrary to manufacturer’s guidelines.  Zanotti does not warranty the workmanship of the installer and will not bear any cost due to faulty or incorrect installation.

Zanotti Spa, Zanotti and/or their affiliates shall not be liable for any incidental or consequential damages or losses of a Commercial Nature arising out of malfunctioning product or its parts or components, or as a result of defects in material or workmanship.  Zanotti’s sole and exclusive liability and the owner’s sole and exclusive remedy shall be limited to repair or replacement of parts or components contained in the products identified above which under normal use and service malfunction as a result of defects in material or workmanship, subject to the provisions and limitations stated above.

This Statement was issued with the authorization of Zanotti Spa.  This Statement provides detail to be used in conjunction with the Zanotti Procedures for Interventions under Warranty.

EXHIBIT “B”
Products and Pricing

Attn: Melvin Gagerman

Further to our continued discussions with respect to the electrification of the Zanotti Transport Refrigeration units in order to provide the only CARB approved TRU “Complete Solution” for the Transport Refrigeration industry, please find the following proposal:

Zanotti EFZ348 nose mounted mono block (one piece) unit equipped for trucks requiring refrigeration for van bodies from 14’ – 20’ feet:

•	Fully Automatic in Cab Control

•	Complete integrated micro processor control system

•	Auto Stop/Start

•	ATP Certified

•	Kit for electrical connection fitted with 10 meters cable plug and socket

•	Scroll compressor

•	KVL regulating valve for compressor protection

•	3 way valve for defrosting and heat function

•	220/3/60 or 110/1/60 Hz electric motor

•	Light Weight

•	Complete installation hardware and kit

•	Durable construction and componentry

Unit net price $7,250.00

Zanotti EFZ435 nose mounted mono block (one piece) unit equipped from trucks requiring refrigeration for van bodies from 18’ – 24’ feet:

•	Fully Automatic In Cab Control

•	Complete integrated micro processor control system

•	Auto Stop/Start

•	ATP Certified

•	Kit for electrical connection fitted with 10 meters cable plug and socket

•	Scroll compressor

•	KVL regulating valve for compressor protection

•	3 way valve for defrosting and heat function

•	220/3060 Hz electric motor

•	Light Weight

•	Complete installation hardware and kit

•	Durable construction and componentry

Unit net price $8,000.00

Zanotti EFZ465 nose mounted mono block (one piece) unit equipped for trucks requiring refrigeration for van bodies from 24’ – 30’ feet:

•	Fully Automatic In Cab Control

•	Complete integrated micro processor control system

•	Auto Stop/Start

•	ATP Certified

•	Kit for electrical connection fitted with 10 meters cable plug and socket

•	Scroll compressor

•	KVL regulating valve for compressor protection

•	3 way valve for defrosting and heat function

•	221/3/60 Hz electric motor

•	Light Weight

•	Complete installation hardware and kit

•	Durable construction and componentry

Unit net price $9,000.00

Zanotti EFZ495 nose mounted mono block (one piece) unit equipped for trucks requiring refrigeration for van bodies over 30’ feet:

•	Fully Automatic In Cab Control

•	Complete integrated micro processor control system

•	Auto Stop/Start

•	ATP Certified

•	Kit for electrical connection fitted with 10 meters cable plug and socket

•	Scroll compressor

•	KVL regulating valve for compressor protection

•	3 way valve for defrosting and heat function

•	220/3/60 Hz electric motor

•	Light Weight

•	Complete installation hardware and kit

•	Durable construction and componentry

Unit net price $11,950.00

Our commitment to you, and to Aura as a company, is to provide complete refrigeration knowledge, expertise and experience in a manner that maintains complete product integrity and exceeds the customers’ expectation.  We will ALWAYS do what is best for the customer in terms of product requirement, service and technical support.  This, in turn, will ensure that our combined offering and approach will always be consistent with quality and customer satisfaction.  We are excited to move forward with you as our partner.

Thanks,

Zoli

Zanotti
121 Ballard Street
Saugus (Boston), MA  01906
(888) 301-4494  Fax: (781) 941-2600
(781) 941-2500
sales@zanottieast.com  www.zanottieast.com